Exhibit 10.1

                                                                       EXECUTION
                                                                       ---------

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of September 18,
                                     ---------
2002, by and between FUKUDA (Luxembourg) Sar.l., a company incorporated in Luxembourg ("Buyer"), and Measurement Specialties, Inc., a New Jersey
             -----
corporation ("Seller").
              ------

                                    RECITALS

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Terraillon
                                    ------
Holdings Limited, a company registered in Ireland ("Terraillon"), for the
                                                    ----------
consideration and on the terms set forth in this Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

                    ARTICLE I     DEFINITIONS/INTERPRETATION

     1.1.     DEFINITIONS.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this ARTICLE I:

     "Acquired Companies" - Terraillon and its Subsidiaries, collectively.
      ------------------

     "Accounts Receivable" - as defined in Section 3.7.
      -------------------

     "Affiliate" - with respect to any Person, (i) each Person that controls, is
      ---------
controlled by or is under common control with any such Person or any Affiliate of such Person, (ii) each of such Person's officers, directors, joint venturers, members and partners, and (iii) such Person's spouse, children, siblings and parents. For purposes of this definition, "control" of a Person shall mean the
                                            -------
possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting interests, by contract or otherwise.

     "Applicable Contract" - any Contract (a) under which any Acquired Company
      --------------------
has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

     "Assumed Shareholder's Equity" - as defined in Section 2.6.
      ----------------------------

     "Balance Sheet" - as defined in Section 3.4.
      -------------

     "Buyer" - as defined in the first paragraph of this Agreement.
      -----

     "Buyer Indemnified Parties" - as defined in Section 10.2.
      --------------------------

     "Closing" - as defined in Section 2.3.
      -------

     "Closing Date" - as defined in Section 2.3.
      ------------

     "Closing Date Purchase Price" - as defined in Section 2.2.
      ---------------------------

     "Consent" - any approval, consent, ratification, waiver, or other
      -------
authorization (including any Governmental Authorization).

     "Contemplated Transactions" - all of the transactions contemplated by this
      -------------------------
Agreement, including:

          (a)  the sale of the Shares by Seller to Buyer;

          (b)  the execution, delivery, and performance of the Escrow Agreement;

          (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

          (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

     "Contract" - any agreement, contract, obligation, promise, or undertaking
      --------
(whether written or oral and whether express or implied) that is legally binding.

     "Copyrights" - as defined in Section 3.21.
      ----------

     "Credit Facilities" - the Acquired Companies' revolving credit facilities
      -----------------
with BNP Paribas, Netexis and Credit Mutuel.

     "Damages" - as defined in Section 10.2.
      -------

     "Deferred Purchase Price" - as defined in Section 2.2.
      -----------------------

     "Domain Names" - as defined in Section 3.21.
      ------------

     "Dormant Companies" - any Acquired Companies that have ceased operations,
      -----------------
but have not been liquidated or dissolved in accordance applicable laws.

     "Employee Benefit Plan" - as defined in Section 3.12.
      ---------------------

     "Encumbrance"- any charge, claim, community property interest, condition,
      -----------
equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" - soil, land surface or subsurface strata, surface waters
      -----------
(including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Law" - means any Legal Requirement that requires or relates
      -----------------
to the protection of natural resources, the Environment, the health and safety of the public, the regulation of Hazardous Substances, or pollution of any type whatsoever and any other Legal Requirement currently in existence, which govern:

          (i) the existence, cleanup and/or remedy of contamination on property;

          (ii) the emission or discharge of Hazardous Substances into the Environment;

          (iii) the Release, use, generation, transport, treatment, storage, disposal, removal or recovery or management of Hazardous Substances, including building materials; or

          (iv) the level of Hazardous Substances in any workplace.

     "Escrow Agent" - HSBC Bank USA, New York, NY.
      ------------

     "Escrow Agreement" - the Escrow Agreement by and among Buyer, Seller and
      ----------------
the Escrow Agent in substantially the form attached hereto as Exhibit A.
                                                              ---------

     "Escrow Date" - as defined in Section 2.2.
      -----------

     "Financial Statements" - the financial statements referred to in Section
      --------------------
3.4(a), including the notes thereto.

     "Final Shareholder's Equity" - as defined in Section 2.6.
      --------------------------

     "Governmental Authorization" - any approval, consent, license, permit,
      --------------------------
waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" - any:
      -----------------

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b)  federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d)  multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Substances" - means: (a) any toxic, hazardous or otherwise
      --------------------
dangerous material, substance, waste or pollutant, including petroleum products, flammable substances, explosives, radioactive materials, asbestos, asbestos coating and asbestos containing materials, polychlorinated biphenyls, toxic wastes or substances or any other wastes, materials or pollutants defined or regulated by Environmental Laws; and (b) any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any Governmental Body.

     "IMETE Approval" - as defined in Section 7.5.
      --------------

     "Indemnified Party" - as defined in Section 10.1.
      -----------------

     "Indemnifying Party" - as defined in Section 10.1.
      ------------------

     "Intellectual Property Assets" -as defined in Section 3.21.
      ----------------------------

     "Interim Balance Sheet"- as defined in Section 3.4.
      ---------------------

     "Legal Requirement" - any federal, state, local, municipal, foreign,
      -----------------
international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Marks" - as defined in Section 3.21.
      -----

     "Material Adverse Effect" - a material adverse effect on the business,
      -----------------------
financial condition or results of operations of the Acquired Companies, taken as a whole.

     "Mergers Act" the Irish Mergers, Take-overs and Monopolies (Control) Act,
      -----------
1978.

     "Order" - any award, decision, injunction, judgment, order, ruling,
      -----
subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Organizational Documents" - (a) the articles or certificate of
      ------------------------
incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Patents" - as defined in Section 3.21.
      -------

     "Person" - any individual, corporation (including any non-profit
      ------
corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Pledge Release" - as defined in Section 2.4(a)(vii).
      --------------

     "Proceeding" - any action, arbitration, audit, hearing, investigation,
      ----------
litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price" - as defined in Section 2.2.
      --------------

     "Qualified Persons" - any current employee of Seller or any of the Acquired
      -----------------
Companies that has been a member of the Board of Directors of any Acquired Company or any person that has served as chief executive officer (or the local equivalent) at any Acquired Company.

     "Real Property" - as defined in Section 3.18.
      -------------

     "Release" - any spilling, leaking, emitting, discharging, depositing,
      -------
escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative" - with respect to a particular Person, any director,
      --------------
officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Schedules" - the schedules delivered by Seller to Buyer concurrently with
      ---------
the execution and delivery of this Agreement.

     "Schedule of Individual Accounts" - as defined Section 3.4(c).
      -------------------------------

     "Securities Act" - the Securities Act of 1933.
      --------------

     "Seller" - as defined in the first paragraph of this Agreement.
      ------

     "Seller Indemnified Parties" - as defined in Section 10.2.
      --------------------------

     "Seller's Estimate of Shareholder's Equity" - as defined in Section 2.6.
      -----------------------------------------

     "Service Providers" - as defined in Section 3.12.
      -----------------

     "Shares" - as defined in the Recitals of this Agreement.
      ------

     "Subsidiary" - with respect to any Person (the "Owner"), any corporation or
      ----------                                     -----
other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary
                                                ----------
of Terraillon.

     "Tax" - any tax (including any income tax, capital gains tax, value-added
      ---
tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     "Tax Return" - any return (including any information return), report,
      ----------
statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Terraillon" - as defined in the Recitals of this Agreement.
      ----------

     "Threatened"- a claim, Proceeding, dispute, action, or other matter will be
      ----------
deemed to have been "Threatened" if any written demand or statement has been
                     ----------
made or any written notice has been given.

     "Trade Secrets" - as defined in Section 3.21.
      -------------

     1.2.     CONSTRUCTION AND INTERPRETATION.

          (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          (b) Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate.

          (c) Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation.

          (d)  The word "including" means "including but not limited to".
                         ---------

          (e)  The word "or" is not exclusive.
                         --

          (f) The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement (unless otherwise indicated). The Exhibits and Schedules are incorporated by reference into and shall be deemed a part of this Agreement.

          (g) In computing any time period provided for in this Agreement, the first day of the time period shall not be counted but the last day of the time period shall be counted. Any action required to be taken on a particular day must be taken before 5:00 PM U.S. Eastern time, on that day.

          (h) Insofar as possible, each provision of this Agreement shall be interpreted so as to render it valid and enforceable under applicable law and severable from the remainder of this Agreement. A finding that any provision is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision or the validity or enforceability of such provision under the laws of any other jurisdiction.


             ARTICLE II    SALE AND TRANSFER OF SHARES; CLOSING

     2.1.     SHARES.

     Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

     2.2.     PURCHASE PRICE.

     The purchase price (the "Purchase Price") for the Shares will be
                              --------------
US$22,819,345, subject to adjustment as provided in this ARTICLE II, payable as follows: (i) US$20,537,410 (the "Closing Date Purchase Price"), subject to
                                  ---------------------------
adjustment pursuant to Section 2.5, shall be delivered to the Seller on the Closing Date by wire transfer of immediately available funds, and (ii) ten (10%) percent of the Purchase Price, as adjusted to reflect any decrease in the Closing Date Purchase Price pursuant to Section 2.5 (the "Deferred Purchase
                                                          -----------------
Price"), shall be delivered to the Escrow Agent on the Closing Date by wire
-----
transfer of immediately available funds. The Deferred Purchase Price subject to adjustment pursuant to Section 2.6 and Buyer's right of set-off as provided in
Section 10.4 shall be delivered to Seller in accordance with the terms of the Escrow Agreement on the date that is 127 days after the Closing Date (the "Escrow Date").
 -----------

     2.3      CLOSING.

     The purchase and sale (the "Closing") provided for in this Agreement will
                                 -------
take place at the offices of Seller's counsel at 10:00 a.m. U.S. Eastern time on September 20, 2002 or at such other place and time as the parties may mutually agree (the "Closing Date").
            ------------

     2.4.     CLOSING OBLIGATIONS.

     At the Closing:

          (a)  Seller will deliver to Buyer:

               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

               (ii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by Seller to Buyer prior to the Closing Date in accordance with
Section 5.5);

               (iii) the resignations of all the members of the Board of Directors of the Acquired Companies (other than any directors who are currently employees of Terraillon);

               (iv) the stock books, stock ledgers, minute books and other corporate records of the Acquired Companies;

               (v) certified resolutions of the Board of Directors of Seller, that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement;

               (vi) the Escrow Agreement duly executed by Seller;

               (vii) documents certifying the release of the pledge of the Shares to the lenders of Seller (the "Pledge Release");
                                      --------------

               (viii) documentation confirming the IMETE approval;

               (ix) deed of waiver regarding the cancellation of management fees between Seller and the Acquired Companies; and

               (x) appropriate instruments to effect the transfer of the Shares to Buyer.

          (b)  Buyer will deliver to Seller:

               (i)  the Closing Date Purchase Price;

               (ii) a certificate executed by Buyer representing and warranting to Seller that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

               (iii) certified resolutions of the Board of Directors of Buyer, that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement; and

               (iv) the Escrow Agreement duly executed by Buyer.

          (c)  Buyer will deliver to the Escrow Agent the Deferred Purchase
Price.

     2.5.     CLOSING DATE ADJUSTMENTS.

          The Closing Date Purchase Price shall be subject to the following adjustments:

          (a) If the Closing shall occur on or before 5:00 PM U.S. Eastern time on September 20, 2002 (which date shall be extended if a failure to close on or before September 20, 2002 is due solely to Seller's failure to obtain the IMETE Approval or Pledge Release), the Closing Date Purchase Price shall be reduced by US$500,000; and

          (b) Subject to Section 5.2(c) hereof, if the aggregate amount outstanding under the Credit Facilities on the Closing Date is greater than Euro 5,000,000, the Closing Date Purchase Price shall be reduced by the amount of such difference (based on the conversion rate from Euros to US dollars on the Closing Date).

     2.6.     DEFERRED PURCHASE PRICE ADJUSTMENT.

          The Deferred Purchase Price shall be subject to the following adjustment:

          (a) Seller has delivered to Buyer an internally prepared balance sheet setting forth the consolidated shareholder's equity of Terraillon as of the July 31, 2002 (the "Seller's Estimate of Shareholder's Equity").
                        -----------------------------------------

          (b) Buyer shall have the right to review Seller's Estimate of Shareholder's Equity for a period of fifty-two (52) days after the Closing Date. In the event that Buyer does not object in writing to Seller's Estimate of Shareholder's Equity prior to the expiration of such fifty-two (52) day period, then Seller's Estimate of Shareholder's Equity shall become final and such amount (the "Final Shareholder's Equity") shall be binding upon the parties.
             --------------------------
If, however, Buyer does object to Seller's Estimate of Shareholder's Equity prior to the expiration of such fifty-two (52) day period, then the parties shall comply with the procedures of Section 2.6(c) to determine the Final Shareholder's Equity. Any notice from Buyer of its objection to Seller's Estimate of Shareholder's Equity shall be accompanied by a description of the reasons for Buyer's objections.

          (c)  Upon Seller's receipt of Buyer's notice of objection under
Section 2.6(b), Buyer and Seller and their respective accountants shall cooperate in good faith to resolve such dispute as promptly as possible. If Buyer and Seller and their respective accountants are unable to resolve any such dispute within ten (10) days after the Buyer's delivery of such notice, the dispute shall be resolved by a jointly selected nationally recognized accounting firm retained to resolve the dispute. This firm shall make its determination as promptly as practicable (but, in no event later than thirty (30) days after retention), and its determination shall become the Final Shareholder's Equity and shall be binding on the parties. Buyer and Seller shall each bear the cost of their own accountants and shall each bear one-half of the cost of the accounting firm retained to resolve the dispute.

          (d) If the Final Shareholder's Equity is less than Euro 4,000,000 (the "Assumed Shareholder's Equity"), the Deferred Purchase Price shall be
      ----------------------------
decreased (based on the conversion rate from Euros to U.S. dollars on the Escrow
Date) by an amount equal to the difference between the Assumed Shareholder's Equity and the Final Shareholder's Equity.

          (e) In addition, if the actual amount of the aggregate indebtedness outstanding under the Credit Facilities as of the Closing Date is different than the amount used to calculate the purchase price adjustment specified in Section 2.5(b), the Deferred Purchase Price shall be further adjusted by an amount equal to the difference between (x) the adjustment made pursuant to Section 2.5(b) on the Closing Date (if any) and (y) the adjustment that would have been made on the Closing Date pursuant to Section 2.5(b) based upon the actual amount of such indebtedness on the Closing Date. Any adjustment made pursuant to this
Section 2.6(e) shall be made in the time periods, and pursuant to the procedures, specified in Sections 2.6(b) and 2.6(c).

            ARTICLE III     REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1.     ORGANIZATION AND GOOD STANDING.

          (a)  Schedule 3.1(a) contains a list for each Acquired Company of its
               ---------------
name and, for each Acquired Company other than the Dormant Companies, its jurisdiction of incorporation, other jurisdictions in which it is qualified to do business, and its capitalization. Except for the Dormant Companies, each Acquired Company is a corporation duly organized, validly existing, and, except as set forth on Schedule 3.1(a), in good standing under the laws of its
                ---------------
jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Except for the Dormant Companies, each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure so to qualify would not result in a Material Adverse Effect.

          (b) Seller has furnished copies of the Organizational Documents of each Acquired Company (other than the Dormant Companies), as currently in effect, for inspection by Buyer.

          (c)  Schedule 3.1(c) contains a list of the names of each of the
               --------------
Dormant Companies and the approximate date that each Dormant Company ceased operations.

          (d)  Except as set forth on Schedule 3.1(a) and except for the 47%
                                      ---------------
ownership interest in Siltec Instruments Limited, the Acquired Companies do not have an ownership interest in any company.

     3.2.     AUTHORITY; NO CONFLICT.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller and the other parties thereto of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations under this Agreement and the Escrow Agreement.

          (b)  Except as set forth on Schedule 3.2, neither the execution and
                                      ------------
delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquired Companies;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company, may be subject;

               (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

               (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company. Except as set forth in Schedule 3.2, neither Seller nor any Acquired Company is
                       ------------
or will be required to give any
notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3.     CAPITALIZATION.

     The capitalization of each of the Acquired Companies (other than the Dormant Companies) is set forth on Schedule 3.1. All of such issued and
                                   ------------
outstanding shares have been validly issued and are fully paid and were not issued in violation of any pre-emptive rights. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any Acquired Company to issue any additional shares or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of any Acquired Company. Upon Closing, all outstanding shares of the Acquired Companies will be free and clear of all Encumbrances.

     3.4.     FINANCIAL STATEMENTS.

               (a)  Attached as Schedule 3.4(a)(i) and Schedule 3.4(a)(ii),
                                ------------------     -------------------
respectively, are (i) audited consolidated financial statements of Terraillon as at December 31 in each of the years 1999 and 2000, including audited consolidated balance sheets, statements of income, changes in shareholders' equity and cash flow, and notes to the accounts, for each of the fiscal years then ended, together with the report thereon of Deloitte and Touche, chartered accountants, and (ii) audited consolidated financial statements of Terraillon as at March 31, 2002, including audited consolidated balance sheet (the "Balance
                                                                      -------
Sheet"), statements of income, changes in shareholders' equity and cash flow,
-----
and notes to the accounts, for the fifteen months then ended, together with the report thereon of Grant Thornton, independent certified public accountants. Attached as Schedule 3.4(a)(iii) are unaudited interim consolidated financial
            --------------------
statements of Terraillon as at July 31, 2002 (the "Interim Balance Sheet")
                                                   ---------------------
including consolidated balance sheets, statements of income, changes in shareholders' equity and cash flow, and notes to the accounts, for the four months then ended.

               (b)  Attached as Schedule 3.4(b) are individual audited financial
                                ---------------
statements of each of the following consolidated companies: Terraillon; Terraillon S.A.; Gewako AG; Hanson UK Limited; Hanson Industries Limited; and Terraillon Corporation, as at December 31 in each of the years 1999 and 2000, and as at March 31, 2002 (except for Gewako AG which is as at December 31, 2001 and Terraillon for which financial statements as of March 31, 2002 are not provided), including balance sheets, statements of income, changes in shareholders' equity and cash flow, and notes to the accounts, for each of the periods then ended, in each case together with the report thereon of the independent auditor of such company.

               (c)  Attached as Schedule 3.4(c)(i) is a schedule setting forth
                                ------------------
the individual unaudited interim financial statements of each of the consolidated companies listed in subsection (b) above as at July 31, 2002 (the "Schedule of Individual Accounts"). Seller's Estimate of Shareholders' Equity is
 -------------------------------
attached as Schedule 3.4(c)(ii). Each of the Schedule of Individual Accounts and
            -------------------
Seller's Estimate of Shareholders' Equity has been prepared consistent with past practice and in accordance with generally accepted accounting principles in the applicable jurisdiction of organization.

               (d)  Each of the financial statements attached hereto pursuant to
Section 3.4(a) and 3.4(b) has been prepared in accordance with generally accepted accounting principles in the applicable jurisdiction of organization and gives a true and fair view of the state of affairs, financial situation and assets and liabilities of each such company for the period concerned.

     3.5.     TITLE TO PROPERTIES; ENCUMBRANCES.

     Schedule 3.5 contains an accurate list of all real property, leaseholds, or
     ------------
other interests therein owned by any Acquired Company. The Acquired Companies own (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances, except as disclosed in Schedule 3.5. The Acquired Companies hold valid and binding lease
             ------------
agreements for all property which is used in and material to the operation of the Acquired Companies and which is not owned by the Acquired Companies.

     3.6.     CONDITION AND SUFFICIENCY OF ASSETS.

     The buildings, plants, structures, and equipment of the Acquired Companies are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.7.     ACCOUNTS RECEIVABLE.

     Schedule 3.7 contains a complete and accurate list of accounts receivable
     ------------
("Accounts Receivable") of the Acquired Companies as of March 31, 2002 and sets
  -------------------
forth the aging of such Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet, Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, and except as disclosed in Schedule 3.7, the Accounts Receivable
                                         ------------
are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet, Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves, to the knowledge of the Qualified Persons, are adequate and calculated consistent with generally accepted accounting principles applicable in the respective jurisdictions of organization).

     3.8.     INVENTORY.

     All inventories of the Acquired Companies are useable or saleable in the ordinary course of business, except as otherwise provided in the Financial Statements or set forth on Schedule 3.8.
                           ------------

     3.9.     NO UNDISCLOSED LIABILITIES.

     Except as set forth in Schedule 3.9 or in the Financial Statements, the
                            ------------
Acquired Companies have no liabilities or obligations of any nature except for current accounts payable incurred since the date of the Interim Balance Sheet in the ordinary course of business.

     3.10.     TAXES.

     Except as set forth on Schedule 3.10, each of the Acquired Companies has
                            -------------
accurately prepared and filed all Tax Returns required to be filed prior to the date of this Agreement. All such returns are true and correct in all material respects. Any Tax required to be paid or withheld with respect to the periods covered by such returns and statements have been paid or withheld. The liabilities for unpaid Taxes shown on the Balance Sheet and the Interim Balance Sheet are and will be sufficient to pay all Taxes accrued through the date thereof. No Tax liability will be incurred by the Acquired Companies as a result of the transactions contemplated by this Agreement. None of the Acquired Companies has been delinquent in the payment of any Tax, or in the filing of any Tax Return, and the Acquired Companies have not requested any extension of time in which to file any Tax Return. Except as described in Schedule 3.10, (i) none
                                                         -------------
of the Acquired Companies has had any Tax deficiency proposed or assessed against it; (ii) no audit of any Tax Return of any of the Acquired Companies is in progress or threatened; and (iii) no waiver or agreement by an Acquired Company is in force for the extension of time for the assessment or payment of any Tax. To Seller's knowledge, no claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax. The Acquired Companies are not party to or bound by any tax sharing agreement.

     3.11.     NO MATERIAL ADVERSE CHANGE.

     Except as set forth on Schedule 3.11, since the date of the Balance Sheet,
                            -------------
no event has occurred that resulted in a Material Adverse Effect.

     3.12.     EMPLOYEE BENEFITS.

          (a)  Schedule 3.12 sets forth a true and complete list of all pension,
               -------------
profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive compensation, bonus, vacation, severance, sickness or disability, hospitalization, individual and group health and accident insurance, individual and group life insurance and other material employee benefit plans, programs, commitments or funding arrangements maintained by the Acquired Companies, to which any Acquired Company is a party, or under which any Acquired Company has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of thirty (30) days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees or sales representatives (whether or not employees) of any Acquired Company, or their beneficiaries (hereinafter individually referred to as an "Employee Benefit Plan" and collectively referred to as "Employee Benefit
       ---------------------                                   ----------------
Plans").
-----

          (b)  Except as set forth in Schedule 3.12, each Employee Benefit
                                      -------------
Plan described therein is in full force and effect in accordance with its terms and is being maintained, administered and operated in all material respects in accordance with its terms. There are no material actions, suits or claims pending (other than routine claims for benefits), or threatened, against any Employee Benefit Plan, against any Acquired Company, or any administrator or fiduciary (collectively, the "Service Providers") with respect to an Employee
                              -----------------
Benefit Plan. The Acquired Companies and, to Seller's knowledge, the Service Providers have performed all material obligations required to be performed by them with respect to, and they are not in default under or in violation of, any Employee Benefit Plan in any material respect, and the Acquired Companies and the Service Providers are in compliance in all material respects with all Legal Requirements applicable to the Employee Benefit Plans. The Acquired Companies have satisfied all contribution obligations that have accrued prior to the Closing Date.

     3.13.     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

          (a)  Except as set forth in Schedule 3.13, each Acquired Company is,
                                      -------------
and at all times since September 1, 2001 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

          (b)  Schedule 3.13 contains a complete and accurate list of each
               -------------
material Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Schedule 3.13 is valid and in full force and effect. Except as set
          -------------
forth in Schedule 3.13, each Acquired Company is, and at all times since
         -------------
September 1, 2001 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.13.
              -------------

          (c)  The Governmental Authorizations listed in Schedule 3.13
                                                         -------------
collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

     3.14.     LEGAL PROCEEDINGS; ORDERS.

          (a)  Except as set forth in Schedule 3.14, there is no pending
                                      -------------
Proceeding:

               (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. Except as set forth on Schedule 3.14, to Seller's knowledge no
                                      -------------
such Proceeding has been Threatened.

          (b)  Except as set forth in Schedule 3.14:
                                      -------------

               (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and

               (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company.

     3.15.     ABSENCE OF CERTAIN CHANGES AND EVENTS.

     Except as set forth in Schedule 3.15, since the date of the Balance Sheet,
                            -------------
the Acquired Companies have conducted their businesses only in the ordinary course of business and there has not been any:

          (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any shares of capital stock or issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b)  amendment to the Organizational Documents of any Acquired
Company;

          (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (other than monthly salary and benefits budgeted for 2002);

          (d) damage to or destruction or loss of any asset or property of any Acquired Company, materially and adversely affecting the properties, assets, business, or financial condition of the Acquired Companies, taken as a whole;

          (e) new loan agreements or guarantees entered into by the Acquired Companies;

          (f) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

          (g) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of US$25,000;

          (h)  acquisitions of companies by the Acquired Companies;

          (i)  change in any of the officers of the Acquired Companies;

          (j)  transactions between Seller and the Acquired Companies;

          (k) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

     3.16.     CONTRACTS; NO DEFAULTS.

          (a)  Schedule 3.16(a) contains a complete and accurate list of:
               ----------------

               (i)

                    (A) subject to (i)(B) below, each Applicable Contract that involved payment by one or more Acquired Companies to any third party of an amount or value in excess of US$50,000 during the calendar year ended December 31, 2001 or that is reasonably expected to involve payment by the one or more Acquired Companies to any third party of more than US$50,000 during the calendar year ending December 31, 2002;

                    (B) each employment contract entered into by one or more of the Acquired Companies that involves payment of more than US$50,000 to any person in any one calendar year;

               (ii) each Applicable Contract that involved payment to one or more Acquired Companies by any third party of an amount or value in excess of US$50,000 during the calendar year ended December 31, 2001 or that is reasonably expected to involve payment to one or more Acquired Companies by any third party of more than US$50,000 during the calendar year ending December 31, 2002;

               (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, or any leasehold or other interest in, any real or personal property;

               (iv) each licensing agreement or other contract with respect to any of the Intellectual Property Assets, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of intellectual property rights;

               (v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

               (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company, with any other Person;

               (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or to limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

               (viii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the ordinary course of business for an amount in excess of US$50,000;

               (ix) each non-competition agreement, non-solicitation agreement and confidentiality agreement that runs to the benefit of any of the Acquired Companies with regard to the business of the Acquired Companies;

               (x) each Applicable Contract relating to indebtedness for an amount in excess of US$50,000;

               (xi) each Applicable Contract with any Governmental Authority;
and

               (xii) each Applicable Contract between or among any Acquired Company and Seller or any Acquired Company and any Affiliate of any Acquired Company.

          (b)  Except as set forth in Schedule 3.16(b), each contract identified
                                      ----------------
or required to be identified in Schedule 3.16(a) is in full force and effect.
                                ----------------

          (c)  To Seller's knowledge, except as set forth in Schedule 3.16(c),
                                                             ----------------
no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any contract identified in Schedule 3.16(a).
                                                              ----------------

     3.17.     INSURANCE.

          (a)  Schedule 3.17 lists all material policies or binders of fire,
               -------------
liability (including product liability), worker's compensation, vehicular, casualty, title or other insurance held by or on behalf of any Acquired Company (specifying the insurer, the policy number or covering note number with respect to binders and describing each pending claim thereunder other than routine claims for coverage under a group medical plan insurance policy).

          (b) All policies described in Schedule 3.17 (i) are valid, outstanding and enforceable policies, and (ii) except as listed on Schedule
                                                                   --------
3.17, will not be affected by, terminate, or lapse by reason of, the
----
transactions contemplated by this Agreement. No Acquired Company is in default with respect to any provision contained in any policy described in Schedule 3.17
                                                                   -------------
or has failed to give any material notice or present any material claim under any such policy in a due and timely fashion. Except for claims set forth in
Schedule 3.17 and routine medical claims, there are no outstanding unpaid claims
-------------
under any such policy.

          (c) No Acquired Company has received a notice of cancellation or non-renewal of any such policy or binder and there is no failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance.

     3.18.     ENVIRONMENTAL MATTERS.

          Except as set forth in Schedule 3.18:
                                 -------------

          (a) There has not, to the knowledge of the Qualified Persons or to the knowledge of any employee responsible for safety or environmental matters at any Acquired Company, been any activities, events or conditions in, on or under any real property which is or has been owned, leased, occupied or under the control of any Acquired Company (for purposes of this Section 3.18, the "Real
                                                                         ----
Property") at any time such Real Property was owned, leased, occupied or
--------
controlled by the Acquired Companies involving the presence, handling, use, generation, treatment, storage, or disposal of any Hazardous Substances in violation of applicable Environmental Law.

          (b) There has not, to the knowledge of the Qualified Persons or to the knowledge of any employee responsible for safety or environmental matters at any Acquired Company, been any Releases of any Hazardous Substances at, to or from any of the Real Property at any time since the Real Property has been owned, leased, occupied or controlled by any Acquired Company that is or was in material violation of applicable Environmental Law.

          (c) To the knowledge of the Qualified Persons or to the knowledge of any employee responsible for safety or environmental matters at any Acquired Company, each Acquired Company has been at all times and is now in material compliance with all, and has not received notice that it is otherwise subject to any unsatisfied liability under any, Environmental Laws. There is no pending or, to the knowledge of the Qualified Persons or to the knowledge of any employee responsible for safety or environmental matters at any Acquired Company, Threatened litigation, investigation or enforcement action, administrative order or notice of violation brought under any Environmental Law concerning any of the Acquired Companies' operations, assets or the Real Property. None of the Acquired Companies has received any unsatisfied request for information, notice of claim, demand or other notification or allegation that it is or may be potentially responsible for any threatened or actual Release of Hazardous Substances.

          (d)  Schedule 3.18 contains a complete list of all environmental
               -------------
audits or reports regarding the Real Property performed by or on behalf of any Acquired Company during the past five years, and Seller has made copies of all such audits or reports available to Buyer.

     3.19.     EMPLOYEES.

          (a)  Schedule 3.19 contains a complete and accurate list of the
               -------------
following information for each employee or director of the Acquired Companies as of July 31, 2002, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since April 1, 2002; and start date.

          (b)  Schedule 3.19 also contains a complete and accurate list of the
               -------------
following information for each retired employee or director of the Acquired Companies, or their dependants, currently receiving benefits from the Acquired Companies or Seller or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.20. LABOR RELATIONS; COMPLIANCE. No Acquired Company has been or is a party to any collective bargaining or other labor contract. There has not been, there is not presently pending or existing, and to Seller's knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting any Acquired Company relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To Seller's knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company.

     3.21.     INTELLECTUAL PROPERTY.

          (a)  Intellectual Property Assets. The term "Intellectual Property
               ----------------------------            ---------------------
Assets" includes:
------

               (i) the names of each of the Acquired Companies, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks") of the Acquired Companies or
                                        -----
owned, used or licensed by any Acquired Company as licensee or licensor;

               (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents") of the Acquired
                                                   -------
Companies or owned, used or licensed by any Acquired Company as licensee or licensor;

               (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights") of the Acquired Companies or owned, used or
                      ----------
licensed by any Acquired Company as licensee or licensor;

               (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") of any Acquired
                                                 -------------
Company or owned, used, or licensed by any Acquired Company as licensee or licensor; and

               (v) any internet domain names registered by any of the Acquired Companies (collectively, the "Domain Names").
                              ------------

          (b)  Know-How Necessary for the Business.

               The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has, to the knowledge of the Qualified Persons, the right to use without payment to a third party all of the Intellectual Property Assets.

          (c)  Patents/Trademarks.

               (i)  Patents

                    (A)  Schedule 3.21(c) contains a complete and accurate list
                         ----------------
and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

                    (B) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the knowledge of the Qualified Persons, there is no potentially interfering patent or patent application of any third party.

                    (C) No Patent is, to the knowledge of the Qualified Persons, infringed or has been challenged or threatened in any way. To the knowledge of the Qualified Persons, none of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                    (D)  Except as set forth on Schedule 3.21(c), all products
                                                ----------------
made, used, or sold under the Patents have been marked with the proper patent notice.

               (ii) Trademarks.

                    (A)  Schedule 3.21(c) contains a complete and accurate list
                         ----------------
and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                    (B) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of the Qualified Persons, no such action is Threatened with the respect to any of the Marks.

                    (C) To the knowledge of the Qualified Persons, there is no potentially interfering trademark or trademark application of any third party.

                    (D) No Mark is, to the knowledge of the Qualified Persons, infringed or has been challenged or threatened in any way. To the knowledge of the Qualified Persons, none of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                    (E)  Except as set forth on Schedule 3.21(c), all products
                                                ----------------
and materials containing a Mark bear the proper registration notice where permitted by law.

          (d)  Copyrights.

               (i)  Schedule 3.21(d) contains a complete and accurate list and
                    ----------------
summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

               (ii) No Copyright is, to the knowledge of the Qualified Persons, infringed or has been challenged or threatened in any way. To the knowledge of the Qualified Persons, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

               (iii) All works encompassed by the Copyrights have been marked with the proper copyright notice.

          (e)  Trade Secrets.

               (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (ii) The Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

               (iii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not, to the knowledge of the Qualified Persons, part of the public knowledge or literature, and, to the knowledge of the Qualified Persons, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies or the Seller) or to the detriment of the Acquired Companies. To the knowledge of the Qualified Persons, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

               (iv) Seller will not use any Trade Secrets owned exclusively by the Acquired Companies for its own benefit after the Closing Date.

          (f)  Schedule 3.21(f) contains a complete and accurate list of the
               ----------------
Domain Names. One or more of the Acquired Companies is the registered owner of each of the Domain Names.

     3.22.     BROKERS OR FINDERS.

     Seller has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees in connection with this agreement other than any fees payable to SSG Capital Advisors, L.P., which shall be the sole obligation of Seller.

     3.23.     INTER-COMPANY ACCOUNTS.

     Schedule 3.23 sets forth:
     -------------

               (i) all debts and receivables between Seller and its Subsidiaries (other than Terraillon) and any Acquired Company as of March 31, 2002 and July 31, 2002; and

               (ii) all deposits, securities and guarantees granted by an Acquired Company to secure the debt of Seller or any Affiliate of Seller.

     3.24.     SILTEC INSTRUMENTS.

     Siltec Instruments Limited is a dormant entity that has ceased operations. Provided that no actions are taken to dissolve or liquidate Siltec Instruments by Buyer or any Affiliate or transferee of Buyer, the Acquired Companies will not incur liability arising out of their 47% ownership interest in Siltec Instruments.

     3.25.     INDUSTRIAL DEVELOPMENT AGENCY GRANT.

     The Acquired Companies will not incur liability arising out of any obligation to repay the 1992 Market Support Grant in the aggregate amount of IR 46,131 to Hanson Industries Limited from the Industrial Development Agency in Ireland.

     3.26.     ENTERPRISE IRELAND GRANT.

     The Acquired Companies will not incur liability arising out of any obligation to repay the grant in the aggregate amount of Euro 85,885 to Hanson Industries Limited from Enterprise Ireland under the Research and Technology and Innovation Initiative.

     3.27.     TERRAILLON S.A. CAPITAL INCREASE.

     The Acquired Companies will not incur liability arising out of the provision by Compagnie Europeenne de Pesage of additional capital to Terraillon, S.A. on June 26, 1996 pursuant to an order of the Paris Commercial Court.

     3.28.     TERRAILLON S.A. FRENCH BUSINESS TAX MATTERS.

               (i) The Acquired Companies will not incur liability as a result of the failure of Terraillon S.A. to include the rental value of certain tools that were provided free of charge to subcontractors of Terraillon S.A. (but not used by Terraillon S.A.) in the computation of its 2000 French business license tax.

               (ii) The Acquired Companies will not incur liability as a result of the failure of Terraillon S.A. to include the assets relating to its production site in Annemasse, France in the computation of its French business tax for the years 1999 through 2001.

     3.29.     DISCONTINUANCE OF OPERATIONS IN SLIGO.

     The Acquired Companies will not incur any liability for employment law based claims by former Hanson Industries Limited employees as a result of the discontinuance of the Acquired Companies' operations in Sligo, Ireland.

     3.30.     TERRAILLON SRL.

     The Acquired Companies will not incur any liability as a result of the 1987 tax audit of Terraillon Srl by the Italian Revenue Commissioners in Milan.

     3.31.     HIBERNIA LITIGATION.

     Neither the Acquired Companies nor Buyer will incur any liability as a result of the lawsuit between Hibernia Development Capital Partners I ilp and Hibernia Development Capital Partners II ilp and Seller (The High Court, Ireland, Record No. 10094P).

     3.32.     NO OTHER REPRESENTATIONS AND WARRANTIES.

     Except for the representations and warranties contained in ARTICLE III, Seller makes no other representation or warranty, express or implied, written or oral, and hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the Shares, the Acquired

Companies or the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, any Affiliate of Buyer or any of their respective officers, directors, employees, agents or representatives or any other person of any documentation or other information with respect to any one or more of the foregoing.

             ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1.     ORGANIZATION AND GOOD STANDING.

     Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Luxembourg.

     4.2.     AUTHORITY; NO CONFLICT.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer and the other parties thereto of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations under this Agreement and the Escrow Agreement.

          (b)  Except as set forth in Schedule 4.2, neither the execution and
                                      ------------
delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

               (i)  any provision of Buyer's Organizational Documents;

              (ii) any Legal Requirement or Order to which Buyer may be subject; or

             (iii) any Contract to which Buyer is a party or by which Buyer may be bound.

          (c)  Except as set forth in Schedule 4.2, Buyer is not and will not be
                                      ------------
required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3.     AVAILABILITY OF FUNDS.

     Buyer shall have immediately available funds sufficient to enable it to consummate the Contemplated Transactions on the Closing Date.

     4.4       SECURITIES MATTERS.

     Buyer understands that the offering and sale of the Shares hereunder is intended to be exempt from the registration requirements of the Securities Act. The Shares are being acquired by Buyer for its own account and without a view to the public distribution of the Shares or any interest therein. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. In evaluating the suitability of an investment in the Shares, Buyer has relied solely upon its own investigation and the representations, warranties, covenants and agreements made by Seller herein and Buyer has not relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of Seller or any Affiliate, employee, agent or other representative of Seller. Buyer understands and agrees that it may not sell or dispose of any of the Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities laws.

     4.5.     CERTAIN PROCEEDINGS.

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been Threatened.

     4.6.     BROKERS OR FINDERS.

     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

             ARTICLE V     COVENANTS OF SELLER PRIOR TO CLOSING DATE

     5.1.     ACCESS AND INVESTIGATION.

     Between the date of this Agreement and the Closing Date, Seller agrees to give Buyer and its Representatives reasonable access, during normal business hours, in a manner so as not to interfere unreasonably with the normal business operations of the Acquired Companies, to all books, records, personnel, offices and other facilities and properties of the Acquired Companies and its accountants' work papers, subject to such Representatives' agreement to be bound by the terms of the Confidentiality Agreement dated as of May 29, 2002 between Buyer and Seller or such other form of confidentiality agreement as Seller may reasonably require.

     5.2      OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES.

     Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to:

          (a) conduct the business of such Acquired Company only in the ordinary course of business;

          (b) use their best efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company; and

          (c) continue to pay trade creditors of such Acquired Company in accordance with past practice and in accordance with the commercial payment terms agreed to by each Acquired Company and such creditors.

     5.3.     NEGATIVE COVENANT.

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.15 is likely to occur.

     5.4.     REQUIRED APPROVALS.

     As promptly as practicable after the date of this Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by Seller in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.
                                                             ------------

     5.5.     NOTIFICATION.

     Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the

Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this ARTICLE V or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE VII impossible or unlikely.

     5.6.     BEST EFFORTS.

     Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions in ARTICLE VII and ARTICLE VIII to be satisfied.

             ARTICLE VI     COVENANTS OF BUYER PRIOR TO CLOSING DATE

     6.1.     REQUIRED APPROVALS.

     As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Affiliate to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Schedule 3.2.
                       ------------

     6.2.     BEST EFFORTS.

     Except as set forth in Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in
ARTICLE VII and ARTICLE VIII to be satisfied.

       ARTICLE VII     CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1.     ACCURACY OF REPRESENTATIONS.

     Seller's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

     7.2      SELLER'S PERFORMANCE.

          (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

          (b)  Each document required to be delivered by Seller pursuant to
Section 2.4(a) must have been delivered.

     7.3.     NO PROCEEDINGS.

     Since the date of this Agreement, there must not have been commenced or Threatened against Buyer any Proceeding:

          (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or

          (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.4.     NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.

     Since the date of this Agreement, there must not have been made or Threatened by any Person any claim (other than matters disclosed on Schedule
                                                                    --------
3.14) asserting that such Person:
-----

          (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies; or

          (b) is entitled to all or any portion of the Purchase Price payable for the Shares.


     7.5.     APPROVAL OF MINISTER FOR ENTERPRISE, TRADE AND EMPLOYMENT.

     The parties shall have received (i) a written statement from the Irish Minister for Enterprise, Trade and Employment (the "Minister") providing that
                                                    --------
the Minister does not intend to make an order under Section 9 of the Mergers Act in relation to the proposed purchase of the Shares, or (ii) an order from the Minister that is acceptable to Seller, or (if no such order is made and the Minister does not express in writing the intent to make such an order), that the relevant period within the meaning of Section 6 of the Mergers Act elapses (the receipt of any of the documents referred to in clauses (i) and (ii) or the lapse of the relevant period being referred to as the "IMETE Approval").
                                                 --------------

      ARTICLE VIII    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1.     ACCURACY OF REPRESENTATIONS.

     Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2.     BUYER'S PERFORMANCE.

          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and must have made the cash payments required to be made by Buyer pursuant to Section 2.4(b)(i) and Section 2.4(c).

     8.3.     NO PROCEEDINGS.

     Since the date of this Agreement, there must not have been commenced or Threatened against Seller any Proceeding:

          (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or

          (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     8.4.     APPROVAL OF MINISTER FOR ENTERPRISE, TRADE AND EMPLOYMENT.

     The parties shall have received the IMETE Approval.

                           ARTICLE IX     TERMINATION

     9.1.     TERMINATION EVENTS.

     This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a)

               (i) by Buyer if any of the conditions in ARTICLE VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

               (ii) by Seller, if any of the conditions in ARTICLE VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

          (b)  by mutual consent of Buyer and Seller; or

          (c) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2002 or such later date as the parties may agree upon.

     9.2.     EFFECT OF TERMINATION.

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.1 and
Section 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                     ARTICLE X     INDEMIFICATION; REMEDIES

     10.1.     SURVIVAL.

          (a) Except as provided in Section 10.1(b) below, the representations and warranties set forth in this Agreement shall survive for a period of twelve months after the Closing Date.

          (b)  Notwithstanding Section 10.1(a):

               (i) The representations and warranties contained in Sections 3.10, 3.12, 3.24, 3.25, 3.26, 3.28, 3.29, 3.30 and 3.31 shall survive for the applicable period of any statute of limitations relating thereto;

               (ii) The representations and warranties contained in clause (b) of Section 3.20 when applied to any Dormant Company shall survive for the applicable period of any statute of limitations relating thereto;

               (iii) The representations and warranties contained in Section
3.18 shall survive for ten years after the Closing Date;

               (iv) The representations and warranties contained in Section 3.27 shall survive for four years after the Closing Date; and

               (v) The representations and warranties contained in Section 3.21 shall survive for the lesser of three years or the expiration of the applicable period of any statute of limitations relating thereto.

          (c) No party providing indemnification pursuant to this ARTICLE X (an "Indemnifying Party") shall be obligated to provide such indemnification to the
 ------------------
party seeking indemnification (the "Indemnified Party") unless the Indemnifying
                                    -----------------
Party shall have received written notice thereof within the time period for survival of representations or warranties set forth in Section 10.1(a) or
Section 10.1(b), as applicable.

     10.2.     INDEMNIFICATION.

          (a) Subject to the other provisions of this ARTICLE X, from and after the Closing, Seller shall indemnify and hold harmless the Buyer and its officers, directors, Affiliates, shareholders and agents (the "Buyer Indemnified
                                                               -----------------
Parties") from and against any costs or expenses (including without limitation
-------
attorneys' fees, and the reasonable out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, and in connection with the enforcement of any rights hereunder, whether or not a party to such litigation), judgments, liabilities, fines, amounts paid in settlement, losses, claims and damages (collectively, "Damages"), as incurred, to the extent they relate to, arise out of or are the result of:

               (i) the breach of or any inaccuracy in any of the representations and warranties of Seller contained in or made pursuant to this Agreement;

               (ii) the breach or nonperformance of any covenant or agreement of Seller contained in this Agreement; and

               (iii) any claim for indemnification by Tefal S.A. arising out of the sale of Tournus by Terraillon S.A. to Tefal S.A.

          (b) Subject to the other provisions of this ARTICLE X, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its officers, directors, affiliates, shareholders and agents (the "Seller Indemnified
                                                     ------------------
Parties") from and against any Damages, as incurred, to the extent they relate to, arise out of or are the result of:

               (i) the breach of or any inaccuracy in any of the representations and warranties of Buyer contained in or made pursuant to this Agreement; and

               (ii) the breach or nonperformance of any covenant or agreement of Buyer contained in this Agreement.

          (c) Notwithstanding the foregoing, in the absence of fraud or intentional misrepresentation, to the extent any Buyer Indemnified Party is entitled to indemnification pursuant to this Section 10.2, the aggregate amount of all Damages for which all Buyer Indemnified Parties shall be entitled to indemnification shall not exceed US$4,600,000 (except for claims for indemnification as a result of a breach of the representation contained in
Section 3.31 to which this US$4,600,000 limit shall not apply).

          (d) Notwithstanding the foregoing, Seller shall not be required to indemnify or hold harmless any Person with respect to (i) any claim for indemnification pursuant to Section 10.2, unless and until the Buyer Indemnified Parties' aggregate Damages in respect of all such claims exceed US$75,000 after which the Indemnifying Party shall be liable for all such Damages without deduction.

          (e) The parties hereto hereby acknowledge and agree that the sole and exclusive remedy of the Buyer Indemnified Parties and Seller Indemnified Parties, as the case may be, from and after the Closing with respect to Damages and any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the Contemplated Transactions shall be solely in accordance with, and limited by, the indemnification provisions set forth in this ARTICLE X. In furtherance of the foregoing, Buyer and Seller hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or they may have against Seller or Buyer, as the case may be, arising under or based upon any law (including, (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and (ii) any and all claims for Damages or contribution arising under any Environmental Law).

     10.3.     CLAIMS.

          (a) If an Indemnified Party intends to seek indemnification pursuant to this ARTICLE X, such Indemnified Party shall promptly notify the Indemnifying Party, in writing, of such claim describing such claim in reasonable detail; provided, that, the failure to provide such notice shall not affect the
--------  ----
obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby, subject, however, to the time periods specified in
Section 10.1. In the event that such claim involves a claim by a third party against the Indemnified Party which seeks Damages in an amount in respect of which indemnification pursuant to this ARTICLE X would be available, the Indemnifying Party shall have 30 days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith; provided, that, the Indemnified Party may participate in such settlement or
--------  ----
defense through counsel chosen by it, and provided further, that,
                                          ----------------  ----
the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party may settle or compromise any action respecting any such third party claim; provided, however, that the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, shall be required in the case of any settlement that provides for any relief other than the payment of monetary damages. If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in accordance with the provisions of this Section 10.3 but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnified Party may not settle any claim or action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

          (b) The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to ARTICLE X, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

     10.4.     RIGHT OF SET-OFF.

     Upon notice to Seller and the Escrow Agent specifying in reasonable detail the basis for such set-off, during the period the Escrow Agreement is in effect, Buyer may set off any amount to which it is conclusively entitled under this
ARTICLE X against the Deferred Purchase Price in accordance with the provisions of the Escrow Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     10.5.     NO LIABILITY FOR DISCLOSED MATTERS.

     Notwithstanding anything to the contrary contained in this Agreement or otherwise, Seller shall not be liable under the indemnification provisions of this ARTICLE X for any misrepresentation or breach of warranty or covenant under this Agreement of which the officers or directors of Buyer had actual knowledge prior to the Closing Date, but that was not known to the Qualified Persons (except for breaches of the representations and warranties contained in Sections 3.24, 3.25, 3.26, 3.27, 3.28, 3.29, 3.30 and 3.31 to which this Section 10.5 shall not apply).

                        ARTICLE XI     GENERAL PROVISIONS

     11.1.     EXPENSES/TAXES.

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. All transfer, documentary, sales, use, stamp, registration and other such Taxes or fees (including any penalties and interest) incurred in connection with this Agreement or the Contemplated Transactions shall be borne by the party legally obligated to make the payment.

     11.2.     PUBLIC ANNOUNCEMENTS.

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as is mutually agreed upon by the parties hereto.

     11.3.     CONFIDENTIALITY.

     Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Seller and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request

     11.4.     NOTICES.

          (a) All notices required or permitted hereunder shall be in writing and shall be sufficiently given if: (i) hand delivered (in which case the notice shall be effective upon delivery); (ii) telecopied, provided that in such case a
                                                    --------
copy of such notice shall be concurrently sent by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective one day following dispatch); (iii) delivered by Express Mail, Federal Express, DHL or other recognized overnight courier service (in which case the notice shall be effective two business days following dispatch); or (iv) delivered or mailed by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective five days following dispatch), in each case to the addresses set forth below:

                      SELLER:

                      Measurement Specialties, Inc.
                      80 Little Falls Road
                      Fairfield, New Jersey 07004
                      Attention:  Frank Guidone
                      Telecopier: (973) 808 - 1787

                      WITH A COPY TO:

                      McCarter & English, LLP
                      Four Gateway Center
                      100 Mulberry Street
                      Newark, New Jersey 07102
                      Attention: Kenneth E. Thompson, Esq.
                      Telecopier:  (973) 624-7070

                      BUYER:

                      Fukuda (Luxembourg) Sar.l.
                      398, route d'Esch
                      L-1471 Luxembourg
                      RC Luxembourg: B85.414
                      Attention: Bruno Bagnouls
                      Facsimile No: (+352) 48 18 63

                      WITH A COPY TO:

                      Amyot Exco Sud-Est
                      7 all e Claude Debussy - 69134 Ecully cedex
                      Attention: Jean-Paul GOUGET
                      Facsimile No: 33 (0) 4 72 86 15 17

     or at any such address as any party may hereinafter specify in a written notice to the other.

          (b) Notwithstanding the foregoing, if a notice is given or served at business premises other than during usual business hours on a business day, it will be deemed to be given or served on the next following business day.

          (c) All notices or other communications shall be in the English language.

          (d) Following the Closing Date any notifications to be sent on behalf of Buyer may be sent directly by Buyer or by any Acquired Company.

     11.5.     GOVERNING LAW/JURISDICTION.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws principles thereof. Any disputes or controversies arising under this Agreement shall be resolved exclusively by the state or federal courts located in the State of New Jersey and each of the parties hereto consents to the exclusive jurisdiction of such courts in connection with the subject matter hereof. Each of the parties agrees that service of process may be effected by delivery of registered or certified mail to the address set forth above.

     11.6.     FURTHER ASSURANCES.

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7.     WAIVER.

     The failure of either party to enforce at any time or for any period of time any one or more of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

     11.8.     ENTIRE AGREEMENT AND MODIFICATION.

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated July 23, 2002) and constitutes (along with the documents incorporated into this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.9.     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

     Neither party may assign any of its rights under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.10.     COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                [REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

BUYER:


FUKUDA (Luxembourg) Sar.l.


BY:
   -----------------------------------
   Name:  CHAI, Yat-Chiu
   Title: Manager


BY:
   -----------------------------------
   Name:  CHAI, Ngai-Chiu
   Title: Manager


SELLER:


MEASUREMENT SPECIALTIES, INC.


BY:
   -----------------------------------
   Name:  Frank Guidone
   Title: Chief Executive Officer


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